UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): May 24, 2018
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TransUnion

(Exact name of registrant as specified in its charter)
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Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
As previously announced, the Company, directly or indirectly through one or more of its wholly-owned subsidiaries, will acquire (the “Crown Acquisition”) all of the issued and outstanding share capital from the equity holders of Crown Acquisition Topco Limited (“Crown”) in exchange for cash (the “Crown Acquisition Consideration”). On May 18, 2018, the Company announced that it had also entered into an agreement (the “iovation Acquisition Agreement”) to acquire (the “iovation Acquisition”) iovation, Inc. (“iovation”), a leading provider of device-based information, and an agreement to acquire Healthcare Payment Specialists, LLC (“HPS”), a leader in helping healthcare providers optimize Medicare reimbursement. As a result of these transactions, the Company, indirectly through one or more of its wholly-owned subsidiaries, will acquire all of the issued and outstanding share capital from the equity holders of iovation and HPS, respectively, in exchange for cash (with respect to the iovation Acquisition, the “iovation Acquisition Consideration”), and Crown, iovation and HPS will become indirect, wholly-owned subsidiaries of the Company.
On April 20, 2018, concurrently with the signing of the Share Purchase Agreement with Crown, Crown Holdco S.À R.L., the EBT Beneficiary Sellers named therein, the Individual Sellers named therein, the EBT Seller named therein and Crown Holdco S.À R.L., solely in its capacity as the Seller Representative, the Company entered into a debt commitment letter with Deutsche Bank Securities, Inc., Royal Bank of Canada, RBC Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Capital One, N.A. (collectively, the “Commitment Parties”), which provided for up to $1,400.0 million of term loan facilities to be incurred as incremental term loans under the Company’s third amended and restated credit agreement, dated as of August 9, 2017 (the “Existing Credit Agreement”), among TransUnion Intermediate Holdings, Inc., Trans Union LLC, the guarantors party thereto, Deutsche Bank AG New York Branch, as administrative and collateral agent, and the other lenders party thereto.
On May 24, 2018, the Company entered into a second amended and restated debt commitment letter with the Commitment Parties, which provides for up to $1,800.0 million of term loan facilities. The Company will borrow up to $400.0 million in connection with the iovation Acquisition under a senior secured term B loan facility (the “Initial Term B Facility”), with the Initial Term B Facility to be incurred as incremental term loans under the Existing Credit Agreement on the date of the consummation of the iovation Acquisition (the date of such consummation, the “Initial Closing Date”). In connection with the Crown Acquisition, the Company will also borrow (i) up to $400.0 million under a senior secured term A loan facility (the “Term A Facility”) and (ii) up to $1,000.0 million under a senior secured term B loan facility (the “Subsequent Term B Facility” and, together with the Initial Term B Facility, the “Term B Facilities”; the Subsequent Term B Facility together with the Term A Facility, the “Subsequent Facilities”; the Term A Facility together with the Term B Facilities, the “Facilities”), in each case, to be incurred as incremental term loans under the Existing Credit Agreement on the date of the consummation of the Crown Acquisition (the date of such consummation, the “Subsequent Closing Date”).
The proceeds of the Initial Term B Facility and a portion of the cash on hand on the Initial Closing Date will be applied (i) to pay the iovation Acquisition Consideration, (ii) to repay certain outstanding revolving loans under the Existing Credit Agreement, (iii) to the repayment, refinancing or termination of certain debt of iovation (the “Initial Refinancing”), and (iv) to pay fees and expenses incurred in connection with the iovation Acquisition, the Facilities and the Initial Refinancing. The proceeds of the Subsequent Facilities and a portion of the cash on hand of the Company and its subsidiaries on the Subsequent Closing Date will be applied (i) to pay the Crown Acquisition Consideration, (ii) to the repayment, refinancing or termination of certain debt of Crown and its subsidiaries (the “Subsequent Refinancing”) and (iii) to pay fees and expenses incurred in connection with the Crown Acquisition, the Facilities and the Subsequent Refinancing.

The closing of the Facilities and the availability of the loans thereunder are subject to the satisfaction of certain customary conditions as provided in the Commitment Letter.
The Commitment Parties and certain of its affiliates may have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
Item 7.01 Regulation FD Disclosure.
The information set forth under Item 1.01 is incorporated herein by reference.
The Company estimates that total pro forma net leverage at the Subsequent Closing Date after giving effect these transactions will be approximately 4.5x. With these transactions, the Company also expects to return to its stated long-term net leverage target of 3.5x or less by year-end 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION

Date: May 30, 2018
By:     /s/ Mick Forde
Name:    Mick Forde
Title:    Senior Vice President